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EXHIBIT 1.2 - TERMS AGREEMENT

                                                                  EXECUTION COPY

                         DC FUNDING INTERNATIONAL, INC.

                       FNANB CREDIT CARD MASTER NOTE TRUST
                               ASSET BACKED NOTES

                                 TERMS AGREEMENT

                               Dated: May 21, 2003

To: DC Funding International, Inc., as Transferor under the Amended and Restated Master Pooling and Servicing
        Agreement dated as of December 31, 2001.

Re:     Underwriting Agreement dated May 21, 2003 (the "Agreement")

Title:  Class A Floating Rate Asset Backed Notes, Series 2003-A

Registration No.:  33-88564

Initial Principal Amount, Series and Class Designation Schedule: $423,500,000 Class A Floating Rate Asset Backed Notes, Series 2003-A.

Note Rating: "Aaa" by Moody's Investors Service, Inc.; "AAA" by Standard & Poor's, a division of McGraw-Hill Companies, Inc.; "AAA" by Fitch, Inc..

Note Rate:  One-month LIBOR plus 0.48% per annum.

Terms of Sale:

                   Price to     Underwriting   Selling
                   Public (1)   Discount       Concession    Reallowance
                   ----------   -------------  ----------    -----------
Per Class A Note      100.000%      0.275%       0.165%         0.110%

Distribution Dates:  Monthly, beginning July 15, 2003.

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Enhancement: Class B Floating Rate Notes, Series 2003-A, amounts on deposit in a spread account and Note Guaranty Insurance Policy to be issued by Ambac
Assurance Corporation.

Delivery Date and Location: 10:00 A.M., Eastern time, on May 29, 2003, or at such other time not later than seven full business days thereafter as may be agreed upon, at the offices of McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219.

Expenses: The Transferor shall reimburse the Underwriters for all out-of-pocket expenses and reasonable legal fees and expenses (which legal fees and expenses may not exceed $80,000) of the Underwriters.

Tax Treatment: Notwithstanding anything herein to the contrary, the Transferor, each Underwriter and any other taxpayer that participates in the transactions contemplated hereby may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Notes and transactions contemplated hereby. It is hereby confirmed that each of the foregoing has been so authorized since the commencement of discussions regarding the transactions contemplated hereby.

Entire Agreement: Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the above-referenced Notes. This Terms Agreement may be amended only by written agreement of the parties thereto.

        The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the initial principal amount of Notes set forth opposite their names in Schedule 1.

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                                        Very truly yours,

                                        BANC OF AMERICA SECURITIES LLC,
                                          as Representative of the several
                                          Underwriters and as an Underwriter

                                        By: /s/ William A. Glenn
                                            Name:  William A. Glenn
                                            Title: Managing Director

                                        WACHOVIA SECURITIES, INC.,
                                          as Representative of the several
                                          Underwriters and as an Underwriter

                                        By: /s/ Chad Kobos
                                            Name:  Chad Kobos
                                            Title: Vice President

Accepted:

DC FUNDING INTERNATIONAL, INC.,
   as Transferor

By: /s/ Philip J. Dunn
    Name:  Philip J. Dunn
    Title: Vice President

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                                   SCHEDULE 1

$423,500,000 Principal Amount of Class A Floating Rate Asset Backed Notes, Series 2003-A

Underwriters                                    Principal Amount
------------                                    ----------------

Banc of America Securities LLC                  $    175,752,500

Wachovia Securities, Inc.                       $    175,752,500

Morgan Stanley & Co. Incorporated               $     50,820,000

SunTrust Capital Markets, Inc.                  $     21,175,000

                                                $    423,500,000